Press Release
Hi-Crush Partners LP Announces Settlement of Baker Hughes Lawsuit and Entry into a Six-Year Supply Agreement
Houston, Texas - October 10, 2013-Hi-Crush Partners LP (NYSE: HCLP), or Hi-Crush, today announced that Hi-Crush Operating LLC, a wholly owned subsidiary of Hi-Crush, has reached an amicable settlement with Baker Hughes Oilfield Operations, Inc., or Baker Hughes, in the previously disclosed litigation between the parties and have filed with the State District Court of Harris County, Texas a Joint Motion to Dismiss with Prejudice with respect to all claims and counterclaims asserted in the lawsuit. In connection with the settlement, Hi-Crush and Baker Hughes have entered into a six-year supply agreement for the sale of Northern White frac sand by Hi-Crush to Baker Hughes.
James Whipkey, Co-Chief Executive Officer of Hi-Crush, said, “We are very pleased to have amicably resolved this matter with Baker Hughes and to strengthen our relationship with them by entering into a six-year supply agreement. We consider Baker Hughes a valuable partner as we continue to expand our market presence.”
About Hi-Crush
Hi-Crush is an integrated producer, transporter, marketer and distributor of high-quality monocrystalline sand, a specialized mineral that is used as a “proppant” (frac sand) to enhance the recovery rates of hydrocarbons from oil and natural gas wells. Our reserves, which are located in Wyeville, Wisconsin, consist of “Northern White” sand, a resource that exists predominately in Wisconsin and limited portions of the upper Midwest region of the United States. Hi-Crush owns and operates the largest distribution network in the Marcellus and Utica shales, and has distribution capabilities throughout North America. For more information, visit www.hicrushpartners.com.
Investor Contact:
Investor Relations
ir@hicrushpartners.com
(713) 960-4811